                                                                    EXHIBIT 99.1


For more information, contact:

Jim Crisera
Wall Data Incorporated
(425) 814-3641
e-mail: ir@walldata.com
www.cyberprise.com

                        WALL DATA MOVES TO A FISCAL YEAR

Kirkland, Washington, May 1, 1998 -- Wall Data Incorporated (NASDAQ: WALL) today announced that it will shift from its existing calendar year reporting period to a May 1 through April 30 fiscal year. The move is expected to improve the company's ability to manage operations in light of seasonal customer buying patterns. The company expects to report financial results for the quarter ended April 30, 1998 in the second half of May.

Many of Wall Data's enterprise customers make their purchasing decisions based on calendar year quarters. This change to an off-calendar quarterly reporting schedule is being made to assist the company in managing its business with its enterprise customers as well as its business in Europe.

The company will be holding its annual shareholders meeting on May 20, 1998 as previously scheduled.

Wall Data--The Power of the Cyberprise(TM)--is the enterprise software company with a 15-year history of extending corporate computing systems to users on new platforms and providing outstanding business solutions to customers worldwide. Cyberprise Products transform mission-critical computing systems into the foundation that delivers the benefits of the Internet to the enterprise. This allows companies to realize untapped business opportunities and increase profitability. Central to this strategy are Cyberprise Server Products, a Web application server platform that delivers corporate information and applications, and public content to business users through any browser. These applications and information are deployed with industry-leading technologies from manufacturers such as IBM (NYSE: IBM), Hewlett-Packard (NYSE: HWP), Sun Microsystems (Nasdaq: SUNW), Informix Software (Nasdaq: IFMX), Sybase (Nasdaq:
SYBS), Oracle (Nasdaq: ORCL) and DataChannel. Wall Data's products work with Microsoft (Nasdaq: MSFT) and Netscape (Nasdaq: NSCP) Web servers to deliver The Power of the Cyberprise.


Wall Data has worldwide headquarters in Kirkland, Washington, and 70 offices throughout the world. For more information, contact Wall Data by phone at

(800) 915-9255 or (425) 814-9255, by fax at (425) 814-4309, or on the World Wide
Web at www.cyberprise.com.

This news release may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, risks related to the unpredictable nature of quarterly revenues, timely development, production and acceptance of new products and services, Wall Data's ability to compete in a highly competitive and rapidly changing marketplace, as well as the risk that the overall market for traditional connectivity products may be flat or declining. For additional discussion of the risks and uncertainties related to the Company's business, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the SEC.

                                      # # #

Wall Data is a registered trademark, and Cyberprise and The Power of the Cyberprise are trademarks of Wall Data Incorporated. All other trademarks or registered trademarks are owned by their respective holders.